Exhibit 10.79

SUMMARY OF NON-EMPLOYEE DIRECTOR COMPENSATION FOR 2006

     The following sets forth a summary of the compensation arrangements for the non-employee members of the Board of Directors (the “Non-Employee Directors”) of Nelnet, Inc. (the “Company”) for 2006.

     Non-Employee Directors receive an annual retainer of $50,000. The Company also pays an additional annual retainer of $10,000 to those Non-Employee Directors who serve on each of the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, or the Executive Committee of the Board of Directors, as applicable, and an additional annual retainer of $10,000 to the Non-Employee Director who serves as the Chair of the Audit Committee. Non-Employee Directors also earn a fee of $1,000 for each Board meeting attended and $1,000 for each committee meeting attended.

     Prior to the Company’s December 2003 initial public offering of its Class A common stock, the Board of Directors adopted, and the shareholders approved, a Directors Stock Compensation Plan, which is a compensation plan for Non-Employee Directors pursuant to which Non-Employee Directors can elect to receive their annual retainer fees in the form of cash or shares of the Company’s Class A common stock. A copy of the plan document has been filed as an exhibit to Company filings with the Securities and Exchange Commission. Up to 100,000 shares may be issued under the plan, subject to antidilution adjustments in the event of certain changes in the Company’s capital structure. If a Non-Employee Director elects to receive Class A common stock, the number of shares of Class A common stock that will be awarded will be equal to the amount of the annual retainer fee otherwise payable in cash divided by 85% of the fair market value of a share of Class A common stock on the date the fee is payable. Non-Employee Directors who choose to receive Class A common stock may also elect to defer receipt of the Class A common stock until termination of their service on the Board of Directors. Any dividends paid in respect of deferred shares during the deferral period will also be deferred in the form of additional shares and paid out at termination from the Board of Directors.

     This plan may be amended or terminated by the Board of Directors at any time, but no amendment or termination will adversely affect a Non-Employee Director’s rights with respect to previously deferred shares without the consent of the Non-Employee Director.